Exhibit 99.1
April 14, 2009
To Our Shareholders:
Our management team and Board of Directors are pleased to present for your review Questcor Pharmaceuticals’ Annual Report for the fiscal year 2008, the first full year of executing our Acthar-centric business strategy.
2008 was a banner year for our Company. It was our first full year of executing a business strategy focused on our product H. P. Acthar® Gel which is used to treat a variety of central nervous system and inflammatory disorders. During 2008, Questcor generated substantial sales growth and identified new key markets for Acthar. In addition, we successfully executed our plan to build shareholder value by investing in important medical research to demonstrate the value of Acthar, and therefore, potentially expand the number of patients who can benefit from our drug. We also enhanced returns to our shareholders through an active stock buyback program. As a result of the progress we made in 2008, we are optimistic about opportunities for the future.
For 2008, net sales were $95 million, almost double our net sales of 2007, and earnings per diluted share were $0.49. In addition, we generated approximately $64 million in cash from operations. While over 75% of our sales during the past year were to supply Acthar to patients with infantile spasms, we substantially grew sales of Acthar to treat multiple sclerosis flares. Acthar is approved for treating multiple sclerosis flares but not infantile spasms. We have also identified nephrotic syndrome, another approved indication, as a possible third market for Acthar. If new clinical data from ongoing studies show that Acthar is beneficial in treating nephrotic syndrome, this could be a significant growth engine for us beginning in 2010. In addition, Questcor is now actively supporting new research in a number of important areas of medicine, particularly in rare central nervous system or inflammatory conditions where there is a significant unmet medical need. Our goal with this strategy is to select at least one additional disease area during 2009 in which to begin exploratory clinical work with the drug. In doing this, we would be looking for a potential fourth market focus for Acthar, adding to our current triad of markets: infantile spasms, multiple sclerosis flares and nephrotic syndrome.
With our newfound financial stability in 2008, Questcor established a highly effective insurance reimbursement team focused on helping patients rapidly gain confirmation of insurance coverage from their plans before commencing treatment. In addition, we dramatically expanded our financial support for patient assistance programs aimed at helping uninsured and under-insured patients in need of Acthar therapy. We also expanded our support of key hospitals across the country. In total, these programs have provided more than $26 million worth of free drug to uninsured and under-insured patients and to hospitals since the fall of 2007. We are proud to report that we are not aware of a single patient who needed Acthar but was not able to access it.
Looking ahead to 2009, for the full year we expect to continue our momentum and generate incremental increases in Acthar sales. In order to accomplish our long term growth plan, we expect to increase operating expenses during the year to fund the expansion of our sales team to build MS sales as well as fund at least 12 new clinical and pre-clinical studies using Acthar to treat infantile spasms, multiple sclerosis flares, nephrotic syndrome and other disease areas with significant medical needs.
In addition, we expect to continue to pursue FDA approval of Acthar for the treatment of infantile spasms. Our sNDA submission was filed in the first quarter of 2009. This submission, combined with our decision earlier this year to out-license our remaining development project, allows our Company to focus on growing Acthar. As a result, we have recently restructured our clinical/regulatory department, and have created the new position of Chief Medical Officer, who will initially focus on the pursuit of the sNDA approval. Longer term, the CMO position will enable us to maintain leadership continuity with the FDA while bringing efficiencies to our medical, regulatory, and clinical operations that best meet our needs in this critical area as Questcor moves forward.
As of the date of this letter, Questcor has a very solid balance sheet with $63 million in cash, cash equivalents and short-term investments, even after repurchasing $53 million in common and preferred shares since the beginning of 2008.
We look forward to keeping you informed of our progress throughout 2009 and thank all of our employees and shareholders for their continued effort and support.
Don M. Bailey
President & CEO
510.400.0776
Cautionary Statement Regarding Forward-Looking Statements: This letter contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “goal,” “would,” “expect,” “potentially,” “optimistic,” “possible,” or “could,” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1 “Business,” Item 1A “Risk Factors,” and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the accompanying Annual Report on Form 10-K, as well as those discussed in any documents incorporated by reference herein or therein.